CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 397 and Amendment No. 400, to the Registration Statement on Form N-1A of Alpha Architect US Equity ETF, Alpha Architect International Equity ETF, Alpha Architect 1-3 Year Box ETF, Alpha Architect Intermediate-Term Treasury Bond ETF, Alpha Architect Long-Term Treasury Bond ETF, Alpha Architect Aggregate Bond ETF, Alpha Architect Inflation-Protected Securities ETF, and Alpha Architect Real Estate ETF, each a series of EA Series Trust, under the headings “Other Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                        /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
November 14, 2024